EXHIBIT 99.1

Investor and Noted Direct Marketing Retailer Ted Deikel Purchases
10 Percent of uBid.com’s Outstanding Shares.

Chicago, November 30, 2007 - uBid.com, one of the leading business-to-consumer and business-to-business online auction companies (www.uBid.com) announced today that Ted Deikel, veteran investor and Former Fingerhut CEO, purchased 1.8 million shares of uBid.com (OTC:UBHI) stock, approximately 10% of uBid’s outstanding shares, in market transactions.

“I believe uBid’s wealth of online selling experience, recent focus on maximizing relationships with their merchants and CEO Jeff Hoffman’s unique experience in the auction and e-commerce space positions the company to win big in the multi-billion dollar online liquidation market,” said Mr. Deikel.

This significant investment follows closely the September 24, 2007 appointment of Jeff Hoffman, uBid’s Chief Executive Officer.

“uBid is elated to have Mr. Deikel as an investor. Having a shareholder of Ted’s caliber express his confidence in uBid with such a significant investment validates our strategy of offering the most robust seller sales solutions on the internet,” said Mr. Hoffman.

About uBid.com Holdings, Inc.

uBid.com Holdings, Inc. and subsidiaries (the "Company") operate a leading on-line business-to consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers primarily located in the United States. Through the Company's website, located at www.ubid.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles. The Company's marketplace employs a combination of auction style and fixed price formats. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI).

Contact:
Jim Murphy
(773) 272-4537